Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
October 7, 2010	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL INCOME TRUST ANNOUNCES ACQUISITION

ACTIVITY

DENVER, CO — October 7, 2010 — Industrial Income Trust Inc. (IIT), an industrial real estate investment trust, announced today that on September 30, 2010 it completed the acquisition of the Portland Industrial Portfolio, which consists of 13 industrial buildings aggregating approximately 475,000 square feet, located in the Northeast submarket of Portland, Oregon. The purchase price of the portfolio was approximately $28.0 million, and the properties are approximately 96% leased to 19 diverse tenants.

IIT also announced that on September 22, 2010 it signed a definitive agreement to acquire two distribution warehouses in Suwanee Pointe, Atlanta, Georgia, referred to as the Atlanta Portfolio. The expected purchase price for the two buildings, which total approximately 232,000 square feet and are 96% leased to 10 tenants, is approximately $14.2 million. The transaction is expected to be finalized in the fourth quarter of 2010, although there can be no assurances that it will close.

“Atlanta is a significant industrial market due to its prominence as an important inland distribution hub,” said Dwight Merriman, Chief Executive Officer of IIT. “As we build a national operating platform of institutional-quality industrial real estate, the Atlanta Portfolio gives us a strong presence in an important Southeast market.”

As of September 30, 2010, and not including the Atlanta Portfolio, IIT had invested approximately $116.1 million in 21 properties totaling approximately 1.6 million square feet using proceeds from its initial public offering and debt financing.

Industrial Income Trust

IIT is an industrial real estate investment trust that is focused on acquiring and operating high quality distribution warehouses that serve as logistics centers for corporate tenants. IIT’s core strategy is to build a national platform of institutional quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IIT’s primary financial objectives include preserving and protecting stockholders’ capital investments, providing current income to stockholders in the form of regular cash distributions, and realizing capital appreciation upon the sale of assets or through other liquidity events. A Dividend Capital affiliate is the sponsor of IIT.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy.

This material contains forward-looking statements (such as those concerning the potential acquisition, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Industrial Income Trust’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, Industrial Income Trust’s ability to consummate the acquisition and otherwise execute on its investment strategy, the availability of affordable financing, Industrial Income Trust’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of Industrial Income Trust’s prospectus dated September 14, 2010 and Industrial Income Trust’s annual report on Form 10-K for the year ended December 31, 2009 (available at www.industrialincome.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Industrial Income Trust’s assumptions differ from actual results, Industrial Income Trust’s ability to meet such forward-looking statements, including its ability to consummate the acquisition, to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. Industrial Income Trust cannot assure you that we will attain our investment objectives. Industrial Income Trust’s charter places numerous limitations on it with respect to the manner in which it may invest its funds. These limitations cannot be changed unless Industrial Income Trust’s charter is amended, which requires the approval of its stockholders.

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